                                                                      EXHIBIT 12

                    CASE CREDIT CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN MILLIONS)

                                                        SIX MONTHS
                                                           ENDED    YEARS ENDED DECEMBER 31,
                                                          JUNE 30,  ------------------------
                                                           1997     1996  1995   1994  1993  1992
                                                       -----------  ----  ----   ----  ----  ----
Net Income..........................................       $ 39     $ 85  $ 94   $ 81  $111  $130
Add:
  Interest expense..................................         44       72    42     88   227   353
  Amortization of capitalized debt expense..........         --        2     2      1     1     2
  Portion of rentals representative
   of interest factor...............................         --       --    --     --    --    --
  Income tax expense and other taxes on income......         18       45    53     55    75    85
  Cumulative effect of change in
   accounting principles............................         --       --    --     --    --     6
  Fixed charges of unconsolidated
   subsidiaries.....................................         --       --    --     --    --    --
  Extraordinary loss................................         --        3    --      4    --    --
                                                           ----     ----  ----   ----  ----  ----
    Earnings as defined.............................       $101     $207  $191   $229  $414  $576
                                                           ====     ====  ====   ====  ====  ====

Interest expense....................................       $ 44     $ 72  $ 42   $ 88  $227  $353
Amortization of capitalized debt
 expense............................................         --        2     2      1     1     2
Portion of rentals representative
 of interest factor.................................         --       --    --     --    --    --
Fixed charges of unconsolidated subsidiaries........         --       --    --     --    --    --
                                                           ----     ----  ----   ----  ----  ----
    Fixed charges as defined........................       $ 44     $ 74  $ 44   $ 89  $228  $355
                                                           ====     ====  ====   ====  ====  ====
Ratio of earnings to fixed charges..................       2.30x    2.80x 4.34x  2.57x 1.82x 1.62x
                                                           ====     ====  ====   ====  ====  ====
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